Testing the Waters Materials Related to Series #METROID

From the Rally App:

#METROID

'87 NES METROID

THIS INITIAL OFFERING IS COMING SOON!

METROID

OFFERING AMOUNT: $72,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

Collectors Universe, Wata Games
1610 E St Andrew Pl
Santa Ana, CA 92705

© 2022 Wata Games – A Collectors Universe Company. All Rights Reserved

11-March-22
WATA

CERTIFICATION DETAILS

Certification Number:
- **584605-002**

Date Graded:
- **09/29/21**

Game Title:
- **Metroid**

Console:
- **NES**

Publisher:
- **Nintendo**

Date:
- **1987**

Region:
- **USA**

Grade:
- **9.6 A+**

Box Variant:
- **Rev-A, Oval SOQ TM, Large Warranty No Mexico, 9-digit ZIP (USA Code))**

Cart Variant:
- **3 Screw**

Grade Details:
- **Seal Type: First-party H-Seam**

Game Details:
- **Localization of the 1986 Nintendo Famicom Disk System game**
- **First game in the "Metroid" series**
- **First appearance of Samus Aran**
- **Produced by Gunpei Yokoi**
- **Music composed by Hirokazu Tanaka**

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#METROID | $72K

SIMILAR ASSET SALES | TRADING ON RALLY

Prices are not adjusted for inflation

$50K
$40K
$30K
$20K
$10K
May '20
Sep '20
Feb '21
Jul '21
Dec '21

+166.7%

COMPARABLE ASSET VALUE CHANGE SINCE 05/01/2020

3

TRANSACTIONS SINCE 05/01/2020

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point. The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Nintendo NES Metroid Wata 9.6 A+	5/1/2020	$18,000.00	Heritage
Nintendo NES Metroid Wata 9.4 A+	11/20/2020	$46,800.00	Heritage
Nintendo NES Metroid Wata 9.4 A+	12/9/2021	$48,000.00	Heritage

METROID
Nintendo

#METROID | *Visuals*

Metroid took inspiration from the 1979 movie, Alien, so it should come as no surprise the developers decided to name the game's second most powerful villain, "Ridley," in honor of the film's director, Ridley Scott.

LAUNCH GALLERY ›

#METROID | *Timeline*

Sep. 1889 — Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a hand-painted playing card production company.

Jul. 1983 — Nintendo releases the Family Computer ("Famicom") home video game console in Japan. It will later be deployed in North American markets as The Nintendo Entertainment System (NES).

Oct. 1985 — The NES is launched in New York City as a test market, followed by a February 1986 release in Los Angeles.

Aug. 1987 — The space adventure in which a bounty hunter explores the menacing planet Thebes in search of an alien species known as Metroid is released. #METROID is printed.

Coming Soon

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DESCRIPTION OF SERIES 1987 NES METROID VIDEO GAME

Investment Overview

•Upon completion of the Series #METROID Offering, Series #METROID will purchase a 1987 NES Metroid Video Game graded Wata 9.6 A+ as the Underlying Asset for Series #METROID (The “Series 1987 NES Metroid Video Game” or the “Underlying Asset” with respect to Series #METROID, as applicable), the specifications of which are set forth below.

•The NES was launched in New York City in October 1985, Los Angeles in February 1986, and the rest of North America in September of 1986. Nintendo sold 61.9 million NES units worldwide.

•Released in August of 1987 in the US, Metroid is an early example of an 8-bit platformer with non-linear progression that hybridized action/adventure gaming genre with platforming and shooting mechanics. The player takes on the role of Samus Aran, a space bounty hunter that must explore the planet Zebes, rescue creatures called Metroid, and eventually face bosses Ridley, Kraid, and eventually the formidable “Mother Brain.”

•The Underlying Asset is a 1987 NES Metroid Video Game graded Wata 9.6 A+.

Asset Description

Overview & Authentication

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world, with net sales of $16.1 billion reported for the fiscal year ending in March 2021.

•The lead character, Samus Aran, is a female protagonist which is rare in early console video game design, but this was not revealed to the player until the space suit is removed. To keep this a secret from players, the instruction manuals referred to Samus as “he.”

•Metroid was released exclusively on Nintendo’s Famicom Disk System in Japan. Because this waning Famicom add-on became obsolete two months before thanks to the release of more capable game cartridges, sales of Metroid were poor. The game would find more popularity when released on cartridge in the western markets.

•Nintendo has released 13 Metroid games to date, and this does not include other games utilizing the franchise’s IP (Pinball, etc).

•In their comprehensive list of 100 top NES games, IGN ranks Metroid as the sixth greatest NES game ever published.

•Den of Geek ranked Metroid 3rd greatest NES game behind only Super Mario Bros. and Super Mario Bros. 3.

•Metroid was created by Nintendo’s oldest development team known as R&D1. The team was responsible for arcade classics like Donkey Kong, Mario Bros. and Popeye. They designed characters and came up with scripts for Metroid, Kid Icarus, and Famicom Tentei Club. They were led by Yoshio Sakamoto stated in an interview with Gamasutra: “When we worked on the very first Metroid game, please keep in mind that was very early in video game history. At that time, no one really paid a whole lot of attention to who made what part of the game; rather, an entire department made a game. It was a collaborative effort. Of course, we did contract out some of the coding on the game to Intelligent Systems at the time. The idea of the design game from the entire department.”

•Metroid was inspired by the 1979 film Alien. The second boss in the game is named “Ridley,” honoring the director of Alien, Ridley Scott.

•According to the Video Game Sales Wiki: “As of December 2021, the Metroid franchise has sold over 20.03 million copies worldwide.”

•On February 9th, 2004 Nintendo released Metroid Zero Mission for Game Boy Advance. This was a remake of Metroid with newer graphics and updated controls, as well as a newly written plot twist at the conclusion of the game. Players could also unlock the original 8-bit version of Metroid.

•The original 8-bit Metroid game received an unedited release 8 months after Metroid Zero Mission, again for the Game Boy Advance, this time as part of the “Classic NES Series.”

•Metroid Dread was released October 8, 2021. It sold 854,000 units in its first month alone, breaking all previous Metroid first month sales records. The game’s narrative concluded a storyline that began with the first NES Metroid title.

•In 2003, Director John Woo and Tiger Hill secured movie rights to the Metroid franchise with the goal of making a Metroid film that would follow Samus Aaran’s battle against the Metroids and Mother Brain. The project halted in 2007 when complications arose when script writers wanted to redefine aspects of the character in ways Nintendo was not comfortable with.

•Running from 1989-1991, The Saturday Morning cartoon, Captain N: The Game Master, featured a number of NES characters. The story followed Kevin Keene as he joined various game heroes on adventures in the mythical realm of Videoland. While Metroid protagonist, Samus Aron, was not a part of the series, Mother Brain was the show’s key antagonist. She was voiced by Levi Stubbs from the Four Tops.

•IGN ranked Metroid’s soundtrack as one of the top ten soundtracks of the 8-bit era. Composer Hirokazu Tanaka said he wanted to “create the sound without any distinctions between music and sound effects.”

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.6 A+ with certification number 584605-002.

Notable Features

•The Underlying Asset is a 1987 NES Metroid Video Game graded Wata 9.6 A+.

•The Underlying Asset lacks the Classic Series box art indicating early print run.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 1987 NES Metroid Video Game «Series_Name»
Game	Metroid
System	Nintendo Entertainment System (NES)
Manufacturer	Nintendo Co., LTD.
Production Year	1987
Box Variant	Rev-A, Oval SOQ TM
Rarity	1 of 2 (9.6) with none higher.
Authentication	Wata Games
Box Grade	9.6
Seal Rating	A+
Certification No.	584605-002

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1987 NES Metroid Video Game going forward.